Exhibit 23.5

                   Consent of Independent Public Accountants
                   -----------------------------------------

The Board of Directors, Chevron Corporation:

We hereby consent to the incorporation by reference in the registration statement on Form S-4 of Chevron Corporation of our report dated February 8, 2001 relating to the combined balance sheets of the Caltex Group of Companies as of December 31, 2000 and 1999 and the related combined statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report has been filed as part of both Texaco Inc.'s and Chevron Corporation's respective Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference of our firm under the heading "Experts" in the joint proxy statement/ prospectus.


                                              /S/ KPMG


Singapore
April 9, 2001